Exhibit 10.1

RETIREMENT AND SEPARATION AGREEMENT

This Retirement and Separation Agreement (the “Agreement”) is dated October 1, 2012, by and between Atwood Oceanics, Inc., a Texas corporation (the “Company”) and Glen P. Kelley (the “Executive”).

WHEREAS, the Executive has advised the Company of his desire to resign as the Company’s Senior Vice President, Marketing and Business Development; and

WHEREAS, the Company desires to retain the services of the Executive as a non-executive employee;

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

INITIAL TERM

1.1 Resignation. From the date of the Agreement until January 1, 2013 (the “Resignation Date”), the Executive agrees to continue to serve as an employee and as the Senior Vice President, Marketing and Business Development of the Company on a full-time basis. Effective as of the Resignation Date, the Executive hereby agrees to resign any and all director or officer (or equivalent) positions he holds with the Company and, unless the parties mutually agree otherwise, any of its subsidiaries. The Executive agrees to take any and all further acts necessary to accomplish these resignations.

1.2 Devotion to Responsibilities. Until the Resignation Date, the Executive shall carry on his ordinary and customary duties. In addition, the Executive shall assist the Company in effecting an orderly transition of his responsibilities to his successor and perform such other duties as may be reasonably requested by the Company.

ARTICLE II

TRANSITION TERM

2.1 Transition Term. The Executive hereby agrees to continue to serve as a non-executive employee, with such non-executive employment to begin as of the Resignation Date and continue through December 31, 2013 (the “Transition Term”). The date the Transition Term ends is referred to in the Agreement as the “Retirement Date.”

2.2 Scope of Services and Duties. During the Transition Term, the Executive agrees to be reasonably available, either in person, by telephone, or via electronic mail to consult, advise, and assist in connection with such matters as the Company may reasonably request and as are within his area of expertise and prior experience, including but not limited to: (a) assisting with transition and other matters related to the Company’s employment of a replacement head of the Marketing and Business Development department, (b) serving, at the request of the Chief Executive Officer, as a liaison with clients on behalf of the Company and, as necessary, assisting the Company to resolve disputes with clients, and (c) performing such other duties as may be fixed by the Company from time to time. In no event shall the number of hours worked by the Executive exceed an average of a maximum of 15 hours per week.

2.3 Employee Status. It is the intention of the parties to maintain, during the Transition Term, an employer-employee relationship. During the Transition Term, the Executive shall be deemed employed by the Company for purposes of any applicable federal or state withholding taxes and the Company shall withhold any such taxes for or on behalf of the Executive. Unless otherwise specifically agreed upon in writing, the Executive shall not have any authority during the Transition Term to act as the Company’s agent for any purposes, or to otherwise incur any liability or obligation in the name or on behalf of the Company.

2.4 Compliance with Company Policies. The Executive agrees that, during the Transition Term, he shall continue to comply with all company policies to the extent relevant to his activities, including but not limited to the Code of Business Conduct and Ethics.

2.5 Date of Separation from Service. The parties agree that the services to be provided during the Transition Term pursuant to the Agreement are distinct from the services the Executive provided as Senior Vice President, Marketing and Business Development of the Company. Nevertheless, the parties agree that the level of services expected to be provided by the Executive during the Transition Term shall not exceed the level of services permitted under Treasury Regulations § 1.409A-1(h)(1)(i) under which the Executive is presumed to have had a “Separation from Service” and shall not affect the date of the Executive’s “Separation from Service” from the Company, as such term is defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Resignation Date shall be the Executive’s date of Separation from Service for purposes of any deferred compensation that is payable upon a Separation from Service within the meaning of Section 409A. The 2010 Restricted Stock Grant (as defined in Section 3.4(b) of the Agreement) shall be treated as provided in Section 3.4(b) of the Agreement.

ARTICLE III

COMPENSATION AND BENEFITS

3.1 Pre-Resignation Compensation and Benefits. The Executive’s salary and benefits shall remain unchanged through the Resignation Date. In particular, the Executive shall continue to be entitled to receive through the Resignation Date: (a) base salary at the annual rate of $322,400, which was his base salary as of the date of the Agreement; (b) his annual bonus for the 2012 fiscal year, as determined by the Compensation and Human Resources Committee, and which shall be paid out at such time as annual cash bonuses are paid to other senior executives; and (c) the same 401(k) savings, health care coverage and perquisites through the Resignation Date that he was entitled to as of the date of the Agreement.

3.2 Benefit Equalization Plan. The Company acknowledges that the Executive is a participant in the Atwood Oceanics Benefit Equalization Plan (the “Benefit Equalization Plan”), and that he shall receive any benefits due under the Benefit Equalization Plan in accordance with the terms and conditions of the Benefit Equalization Plan and the Deferral Agreement under the Benefit Equalization Plan in effect on the Date of the Agreement (the “Deferral Agreement”). Based on Section 2.5 of the Agreement and the terms of the Benefit Equalization Plan and the Deferral Agreement, the parties anticipate that the Benefit Equalization Plan payments shall be made as follows: (i) with respect to payments elected to be made in a single lump sum payment upon a Separation from Service, on July 2, 2013, and (ii) with respect to payments elected to be received in five annual installment payments, the first of five annual installments shall be made on July 2, 2013 and thereafter each subsequent installment shall be made on each subsequent anniversary thereof.

3.3 Compensation and Benefits during the Transition Term. Subject to the terms of the Agreement and any applicable plans or Company policies, during the Transition Term, the Company shall provide to the Executive the following benefits and payments.

(a) Base Salary. The Executive shall receive base salary at the annual rate of $100,000.

(b) Incentive Payments. The Executive shall not be eligible to receive any awards under any long-term incentive plan of the Company and shall not be eligible to receive an annual bonus.

(c) Welfare Benefits. The Executive shall not be eligible to participate in the Atwood Oceanics Management LP LTD Plan, the Atwood Oceanics Management LP ADD Plan or the Atwood Oceanics Management LP Life Insurance Plan. Pursuant to COBRA, the Executive shall be eligible to continue coverage in the Company-provided health coverage plan available to Company employees at the Executive’s expense.

(d) Retirement Plan. The Executive shall be eligible to continue participation in the Atwood Oceanics Retirement Plan.

(e) Benefits Equalization Plan. The Executive shall not be eligible to continue participation in the Atwood Oceanics Benefit Equalization Plan.

3.4 Options and Restricted Stock.

(a) Subject to his continued employment through the Retirement Date, any outstanding stock options held by the Executive as of the date of the Agreement that are not vested as of the Resignation Date shall continue to vest during the Transition Term, but in other respects shall remain subject to any other terms of the applicable incentive agreement, except as otherwise provided herein. On the Retirement Date, any unvested stock options previously granted to the Executive shall be forfeited and not exercisable.

(b) Any outstanding shares of restricted stock held by the Executive as of the date of the Agreement for which vesting is solely contingent upon continued service and that are not vested as of the Resignation Date shall continue to vest during the Transition Term but in other respects shall remain subject to any other terms of the applicable incentive agreement, except as otherwise provided herein. Two-thirds (2/3) of the shares included in the restricted stock award granted to the Executive in December 2010 (the “2010 Restricted Stock Grant”) shall be vested as of the Resignation Date, and shall be issued to the Executive on July 2, 2013, pursuant to the terms of the Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan as in effect prior to February 10, 2011. Subject to his continued employment through December 9, 2013, or earlier as provided in Section 3.5 of the Agreement, the remaining one-third (1/3) of the shares included in the 2010 Restricted Stock Grant shall vest and be issued to the Executive. Subject to his continued employment through the Retirement Date, any unvested shares of restricted stock previously granted to the Executive for which vesting is solely contingent upon continued service shall be treated in accordance with the retirement provisions of the applicable incentive agreements and plans, such that on December 31, 2013, or earlier as provided in Section 3.5 of the Agreement, two-thirds (2/3) of the shares included in the restricted stock award granted to the Executive in December 2011 shall vest and be issued to the Executive.

(c) Any outstanding units held by the Executive as of the date of the Agreement for which vesting is contingent upon the achievement of performance conditions (“Performance-Based Units”) and that are not vested as of the Resignation Date shall continue to remain subject to the terms of the applicable incentive agreement, except as otherwise provided herein. At the end of the Transition Term, any Performance-Based Units that are not vested shall be forfeited and of no further force or effect.

3.5 Termination of Employment.

(a) Voluntary Termination. Should the Executive’s employment terminate voluntarily, or due to death, Disability or for Cause (both as defined below) prior to the end of the Transition Term, the Executive, or his beneficiary or beneficiaries if applicable, shall receive:

(i) his base salary through the date of the termination of his employment; and

(ii) other benefits for which he is eligible in accordance with applicable equity awards, plans or programs of the Company.

(b) Involuntary Termination Should the Executive’s employment terminate involuntarily (other than for Cause), the Executive shall be entitled to receive the benefits under the Agreement as if he had continued in employment until the Retirement Date and had a Separation from Service on that date.

For purposes of this Section 3.5, (i) “Disability” has the meaning as set forth in the Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan, and (ii) “Cause” means (a) a material breach by the Executive of the Executive’s obligations under Article IV of the Agreement, or (b) the conviction of the Executive of a felony involving moral turpitude.

3.6 Supplemental Payment.

(a) In exchange for the consideration given by the Executive pursuant to Article IV of the Agreement and the execution of the Waiver and Release (as defined in Section 3.6(b), the Executive shall be entitled to receive an amount equal to $150,000 payable in a cash lump sum payment on January 31, 2014, subject to Section 4.5 of the Agreement (the “Supplemental Payment”).

(b) The Supplemental Payment is provided subject to the binding execution by the Executive (without revocation) of the Waiver and Release attached hereto as Appendix A (the “Waiver and Release”), which must be executed and returned during the period beginning on the Retirement Date and ending on January 15, 2014. The Executive hereby agrees that he has 21 calendar days to consider whether to sign and return the Waiver and Release to the Company.

ARTICLE IV

NONDISCLOSURE, NONSOLICITATION OF EXECUTIVES,

PROPRIETARY RIGHTS AND COMPETITION

4.1 Certain Definitions. For purposes of the Agreement, the following terms shall have the following meanings:

(a) “Confidential Information” means confidential and propriety information, including, without limitation, all information, whether written or otherwise, regarding the business of the Company, its subsidiaries or affiliates (the “Atwood Group”), including, but not limited to, secret information regarding Clients, Client contact information, Client lists, costs, prices, finances, investments, profits, products, services, vendors, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, earnings, drilling methods, drilling techniques, formulae, analyses, compositions, machines, equipment, apparatus, drilling plans, drilling programs, bids, estimates, contract terms, systems, manufacturing procedures, operations, projections, strategic plans, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, sources of supply, proprietary software, databases and the data contained therein, inventions, processes, technology, designs and other intellectual property, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Atwood Group. The Executive agrees that to the extent any subsidiary, affiliate or third party has disclosed or provided any information of the foregoing types to the Atwood Group on a confidential basis, such information is prima facie presumed to be important, material and confidential information of the Atwood Group for the purposes of the Agreement, except to the extent that such information may be otherwise lawfully and readily available to or known by the general public, in any case other than as a result of the Executive’s breach of this covenant. If disclosed or utilized outside of the conduct of the business of Atwood Group, the Executive agrees that the Confidential Information, by its nature, would cause substantial harm to the business and prospects, financial and otherwise, of these entities.

(b) “Client” includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by the Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase.

(c) “Restricted Business” means the businesses of offshore drilling and workover of oil and gas wells.

(d) “Restricted Period” means the period beginning on the date of the Agreement until December 31, 2015.

4.2 Nondisclosure of Confidential Information. The Executive shall hold in a fiduciary capacity and for the benefit of the Company all Confidential Information which shall have been obtained by the Executive during the tenure of Executive’s employment (whether prior to or after the date of the Agreement) and shall use such Confidential Information solely in the good faith performance of his duties for the Company. The Executive agrees: (a) not to communicate or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process; and (b) to deliver promptly to the Company upon its written request any Confidential Information in his possession. In the event that the provisions of any applicable law or the order of any court would require the Executive to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Executive shall give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and, and if possible given the terms of any production order of the judicial governmental or administrative body, an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

4.3 Covenant Not to Compete. During the Restricted Period, within any jurisdiction specified in Appendix B in which any member of the Atwood Group carries on the Restricted Business, so long as any member of the Atwood Group carries on a like line of business therein (collectively, the “Subject Areas”), the Executive shall not directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:

(a) work for, become an employee of, contractor to, invest in, provide consulting services to or in any way engage in any business which (i) is primarily engaged in the Restricted Business, and (ii) actually competes to a substantial extent with the Company; or

(b) provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which the Executive had direct or indirect supervision or control, within three (3) years preceding the Resignation Date, to or from any person, firm or entity which was a Client for such products or services of the Company during the three (3) years preceding such termination or from whom the Company had solicited business during such three (3) years; or

(c) solicit, aid, counsel or encourage, directly or indirectly, any officer, director, employee or other individual to (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company.

4.4 Other Remedies. The Executive acknowledges that a breach or threatened breach by the Executive of Section 4.2 or 4.3 would cause immediate and irreparable harm to the Company not fully compensable by money damages or the exact amount of which would be difficult to ascertain, and therefore the Company shall not have an adequate monetary remedy at law. In recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, may obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

4.5 Forfeiture of Supplemental Payment. A “Forfeiture Event” for purposes of the Agreement shall occur if the Executive violates any of the covenants or restrictions contained in this Article IV. In the event of a Forfeiture Event, within 30 days of being notified by the Company in writing of the Forfeiture Event, the Executive shall pay to the Company the Supplemental Payment received by the Executive pursuant to Section 3.6(a) of the Agreement. The provisions of this Section 4.5 are in addition to any forfeiture provisions of other Company plans, programs or agreements applicable to the Executive. The Executive specifically recognizes and affirms that this Section 4.5 is a material part of the Agreement without which the Company would not have entered into the Agreement.

4.6 Executive’s Understanding of this Article. The Executive acknowledges that the definition of Restricted Business, as well as the geographic and temporal scope of the covenants contained in Article IV are the result of arm’s-length bargaining and are fair and reasonable in light of: (a) the importance of the functions performed by the Executive; (b) the nature and wide geographic scope of the operations of the Company and its subsidiaries; and (c) the Executive’s level of control over and contact with the business and operations of the Atwood Group.

ARTICLE V

WAIVER AND RELEASE

5.1 Waiver and Release. In consideration of the Company’s agreement to enter into the Agreement, the Executive, individually and on behalf of the Executive’s successors, assigns, attorneys, and all those entitled to assert the Executive’s rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, fiduciaries, parent corporations, subsidiaries, affiliates, estates, successors, assigns, benefit plans and the fiduciaries and agents of such plans, and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever (collectively, “Claims”), in law or in equity, which the Executive ever had or now has against the Released Parties, including, without limitation, any Claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its affiliates and the Executive. It is understood and agreed that this Release is intended to cover all Claims, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that the Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to Claims for employment discrimination under federal or state law; Claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; Claims for statutory or common law wrongful discharge; Claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; Claims for attorney’s fees, expenses and costs; Claims for defamation; Claims for emotional distress; Claims for wages or vacation pay; Claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; or Claims under any other applicable federal, state or local laws or legal concepts.

5.2 Termination of Executive Agreement. On the date of the Agreement, the Executive Change of Control Agreement effective as of May 24, 2012 (the “Executive Agreement”) shall terminate, and all rights of the Executive thereunder shall be extinguished.

5.3 Termination of Salary Continuation Agreement. The Executive acknowledges that, effective as of the Resignation Date, the level of services he expects to provide do not meet the minimum necessary for eligibility under the Atwood Oceanics, Inc. Salary Continuation Plan (the “Salary Continuation Plan”). The Executive further acknowledges that, effective as of the Resignation Date, his Salary Continuation Agreement under the Salary Continuation Plan and all rights of the Executive thereunder shall be extinguished.

ARTICLE VI

MISCELLANEOUS

6.1 Binding Effect; Successors.

(a) The Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns, but the Company may assign the Agreement only: (i) to one of its affiliates, provided the Company guarantees such affiliate’s performance of its obligations under the Agreement; or (ii) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company; and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in the Agreement, either contractually or as a matter of law.

(b) The Agreement is personal to the Executive and shall not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by shall, the laws of descent and distribution, or succession.

6.2 Notices. All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) hand (against a receipt therefor); (b) certified or registered mail, postage prepaid, return receipt requested; (c) a nationally-recognized overnight courier service (against a receipt therefor); or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows:

If to the Company, to:

Atwood Oceanics, Inc.

15835 Park Ten Place Drive

Houston, Texas 77084

Attention: General Counsel

Email: dbaker@atwd.com

If to the Executive, to:

Glen P. Kelley

27204 Robinson Road

Hempstead, TX 77445

or such other address as to which any party hereto may have notified the other in writing.

6.3 Governing Law; Consent to Jurisdiction. The Agreement shall be governed by, interpreted, and enforced in accordance with the laws of the State of Texas (without regard to any choice of law principles which might otherwise require the application of the law of another jurisdiction). The parties hereby agree that any action brought with respect to the Agreement and the transactions contemplated hereunder, shall be brought in state or federal court in Harris County, Texas, and further that such venue shall be the exclusive venue for resolving any such disputes. The parties consent to personal jurisdiction in state or federal court in Harris County, Texas, and further waive any objection they may have as to such venue.

6.4 Withholding. The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to the Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated under plans in which the Executive participates.

6.5 Amendment, Waiver. No provision of the Agreement may be modified, amended, or waived except by an instrument in writing signed by both parties.

6.6 Waiver of Breach. The waiver or ratification by either party of a breach of the Agreement shall not be construed as a waiver or ratification of any subsequent breach by either party to the Agreement.

6.7 Remedies Not Exclusive. No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in the Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

6.8 Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6.9 Entire Agreement. Except as otherwise noted herein, including, but not limited to, references to bonus payments and opportunities, stock options, restricted stock, Performance-Based Units, and the Deferral Agreement, the Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, including, but not limited to the Executive Agreement and the Executive’s Salary Continuation Agreement under the Salary Continuation Plan, between the parties relating to the subject matter hereof.

6.10 Severability. It is the desire and intent of the parties that the provisions of the Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of the Agreement invalid or unenforceable. The covenants in the Agreement are severable and separate, including within provisions, subparts, or portions thereof, and the unenforceability of any specific covenant, provision, or subpart in the Agreement is not intended by either party to, and shall not, affect the provisions of any other covenant in the Agreement. If any court determines that the terms and conditions of the Agreement, including but not limited to the scope, time, or territorial restrictions set forth in Article IV, are unreasonable as applied to the Executive, the parties hereto acknowledge their mutual intention and agreement that the offending provision, subparts, or portions therefore be reformed to comply with any applicable law, and the remaining provisions and restrictions be enforced to the fullest extent permitted by law.

6.11 Section 409A. The Agreement is intended to comply with the provisions of Section 409A and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed provided, reimbursed, deferred or settled under the Agreement shall not be subject to any additional taxation or premium interest under Section 409A. In the event the parties determine that the Agreement or any payment hereunder does not comply with the applicable provisions of Section 409A, the Company and the Executive agree to cooperate to the fullest extent in pursuit of any available corrective relief, as provided under the terms of Internal Revenue Service Notice 2008-113 or any corresponding subsequent guidance, from the Section 409A additional income tax and premium interest. Notwithstanding the foregoing, the Executive acknowledges and agrees that any and all tax liabilities of the Executive arising from the transactions contemplated by the Agreement are his sole responsibility, including, without limitation, any additional taxes and interest due pursuant to Section 409A. No acceleration of payments and benefits provided herein shall be allowed, unless permitted by Section 409A.

6.12 Effectiveness of the Agreement. The Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of the Agreement and has been advised to consult with an attorney before executing the Agreement. Additionally, the Executive acknowledges that the Executive has been given at least 21 calendar days after the date the Agreement was furnished to the Executive to consider whether to sign and return the Agreement to Drew Baker, Vice President, General Counsel and Corporate Secretary, 15835 Park Ten Place Drive, Houston, Texas 77084, facsimile number (281) 492-0345. The Executive understands that for a period of seven (7) calendar days following the date the Executive signs the Agreement, the Executive e may revoke the Executive’s acceptance of the Agreement, provided that the Executive’s written statement of revocation is received on or before that seventh day by Drew Baker, Vice President, General Counsel and Corporate Secretary, 15835 Park Ten Place Drive, Houston, Texas 77084, facsimile number (281) 492-0345, in which case the Agreement will not become effective. In the event the Executive revokes the Executive’s acceptance of the Agreement, the terms of the Agreement will be void and of no force and effect. The Executive understands that failure to revoke the Executive’s acceptance of the offer within seven (7) calendar days from the date the Executive signs the Agreement will result in the Agreement being permanent and irrevocable.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Company and the Executive have caused the Agreement to be executed as of the date reflected above.

ATWOOD OCEANICS, INC.

By:
[Name]
[Title]

EXECUTIVE:

Glen P. Kelley

APPENDIX A

Waiver and Release

This Waiver and Release (this “Release”) is granted effective as of the date signed below by Glen P. Kelley (the “Executive”) in favor of Atwood Oceanics, Inc. (the “Company”) and is made in exchange for the payment of $150,000 pursuant to Section 3.6(a) of that certain Retirement and Separation Agreement entered into between the Executive and the Company as of October 1, 2012 (the “Agreement”). Capitalized terms not defined in this Release are as defined in the Agreement. Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Agreement, with respect to which this Release is an integral part. The Executive agrees as follows:

1. Release of the Company. The Executive, individually and on behalf of the Executive’s successors, assigns, attorneys, and all those entitled to assert the Executive’s rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, fiduciaries, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever (collectively, “Claims”), in law or in equity, which Participant ever had or now has against the Released Parties, including, without limitation, any Claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its affiliates and the Executive. It is understood and agreed that this Release is intended to cover all Claims, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that the Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to Claims for employment discrimination under federal or state law; Claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; Claims for statutory or common law wrongful discharge; Claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; Claims for attorney’s fees, expenses and costs; Claims for defamation; Claims for emotional distress; Claims for wages or vacation pay; Claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; or Claims under any other applicable federal, state or local laws or legal concepts.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, the Executive agrees that by executing this Release, he has released and waived any and all Claims he has or may have as of the date of this Release under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. The Executive acknowledges and agrees that he has been, and hereby is, advised by the Company to consult with an attorney prior to executing this Release. The Executive further acknowledges and agrees that the Company has offered the Executive the opportunity, before executing this Release, to consider this Release for a period of twenty-one (21) calendar days; and that the consideration the Executive receives for this Release is in addition to amounts to which the Executive was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Participant may revoke this Release within seven (7) calendar days from the date of execution hereof.

3. Release of Unknown Claims. The Executive understands and agrees that this Release is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, Claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in this Release. The Executive fully understands that if any fact with respect to any matter covered in this Release is found hereinafter to be other than or different from the facts believed by the Executive to be true at the time of the execution of this Release, the Executive expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in facts.

4. Limited Exceptions to Release. The only exceptions to this Release of Claims are with respect to (1) such Claims as may arise after the date this Release is executed; (2) any indemnification obligations to the Executive under the Company’s bylaws, certificate of incorporation, Texas law or otherwise; (3) the Executive’s vested rights under the terms of employee benefit plans sponsored by the Company or its affiliates; (4) applicable Workers’ Compensation benefits for occupational injuries or illnesses; and (5) any Claims which the controlling law clearly states may not be released by private agreement.

5. Covenant Not to Sue. The Executive agrees and covenants not to sue in any local, state or federal court or any other court or tribunal for any Claims released by this Release.

6. Non-Admission. The benefits provided under the Agreement are not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.

8. Acknowledgement and Revocation Period. The Executive has carefully read this Release and is signing it voluntarily. In order to be eligible for benefits under the Agreement, the Executive must sign this Release and return it to the Company’s General Counsel no earlier than the Retirement Date, and no later than 5:30 p.m. Central Standard Time on the 22nd day following the later of (i) the date that the Executive received this Release or (ii) the Retirement Date. The Executive acknowledges that the Executive has had at least twenty-one (21) days from receipt of this Release to review it prior to signing or that, if the Executive is signing this Release prior to the expiration of such twenty-one (21) day period, the Executive is waiving his right to review the Release for such full twenty-one (21) day period prior to signing it. The Executive has the right to revoke this Release within seven (7) days following the date the Executive executes it. In order to revoke this Release, the Executive must deliver notice of the revocation in writing to Company’s General Counsel before the expiration of the seven (7) day period. However, if the Executive revokes this Release within such seven (7) day period, no Supplemental Payment pursuant to Section 3.6(a) shall be payable to the Executive under the Agreement.

9. No Revocation After Seven Days. The Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period. The Executive further acknowledges and agrees that, with the exception of an action to challenge the waiver of Claims under the Age Discrimination in Employment Act, the Executive shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Released Party based upon a claim that is covered by the terms of the Release contained herein, without first repaying all monies paid to him under the Agreement. Furthermore, with the exception of an action to challenge the Executive’s waiver of Claims under the Age

Discrimination in Employment Act, if the Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Released Party based upon a Claim that is covered by the Release set forth herein, The Executive shall pay to the Company and/or the appropriate Released Party all of their costs and attorneys’ fees incurred in their defense of the Executive’s action.

10. Governing Law and Severability. This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Texas. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

11. Complete Agreement. This Release and the Agreement set forth the entire understanding and agreement between the Executive and the Company concerning the subject matter of this Release and supersede and invalidate any previous agreements or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

I have read and understood this Release (including the Agreement, which is incorporated by reference), and I hereby AGREE TO and ACCEPT its terms and conditions.

AGREED TO AND ACCEPTED this

day of , 20 .

GLEN P. KELLEY

APPENDIX B

That territory within two hundred (200) miles of (i) any of the Atwood Group’s present offices or offices established during the Restricted Period, (ii) any of the Atwood Group’s present rig operations or rig operations established during the Restricted Period, (iii) any potential client of the Company which has been the subject of a written or oral bid, offer or proposal by the Company known to the Executive, or of substantial preparation known to the Executive with a view to making such a bid, proposal or offer, within six (6) months prior to the Resignation Date and (iv) any additional location where the Atwood Group, as of the date of any action taken in violation of the non-competition obligations and covenants of the Agreement, has an office, a rig operation, or definitive plans to locate an office, a rig operation or a rig yard or has recently conducted rig operations. Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country or its territorial waters and the Atwood Group is not then doing business in that other country, there shall be no territorial limitations extending into such other country.

The parties acknowledge and agree that the Company is a company with extensive worldwide and offshore operations and it is the parties’ intent that the noncompetition covenant be given as broad a geographic effect as is lawful. Accordingly, in addition to the foregoing specified locations, it is the parties intent that the noncompetition covenant set forth in the Agreement be given effect throughout the United States and worldwide, to the extent that the Executive would seek to provide services similar to those provided to the Company to a company in competition with the Atwood Group in any of the jurisdictions in which it operates. To the extent that a court of relevant jurisdiction determines the geographic scope set forth herein to be overbroad, the parties hereby consent to such modification as the court may order such that the broadest possible geographic footprint of the noncompetition covenant is enforceable.

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